March 16, 1998

Mr. Geofrey Alexander
Fidelity Holdings, Inc.
80-02 Kew Gardens Road
Suite 5000
Kew Gardens, New York 11415

Re: Major Automotive Group, Inc.

Gentlemen

Falcon Financial, L.I.C., ("Falcon") is pleased to inform you that Falcon has approved your loan application ("Application") for a loan (The "Loan"), and agrees to lend to the captioned borrower" (the "Borrower") the principal amount and subject to the terms and conditions set forth in this letter and the exhibit hereto.

The principal ten-as and conditions on and subject to which Lender is willing to make the Loan arc set forth herein in this letter (the "Commitment Letter"), and the Summary of Terms (the "Term Sheet") in the attached Exhibit A

Unless otherwise defined herein, capitalized terms used herein shall have the meanings accorded to such terms in the Term Sheet. Unless otherwise. defined therein, capitalized terms used in the Term Sheet shall have the meaning given to such terms in this Commitment Letter. This Commitment Letter and the terms set forth in the Term Sheet may not be amended except Pursuant to a writing signed by each of the parties hereto.

Although Falcon is committing to provide the entire amount of the Loan on the terms set forth in the Term Sheet, (i) the Loan may be funded by an affiliate of Falcon (collectively, Falcon or such affiliate, "Lender") and (ii) Lender may transfer, sell or dispose of all or any part of the Loan or participation interests therein, as whole loans or in a securitization or other disposition (the "Securitization or Other Disposition"). Borrower understands that such a transaction may be a Securitization or Other Disposition in which all or any part of the Loan is sold to a special purpose entity which issues bonds or other securities collateralized by such Loan and such securities may be rated by one or more statistical rating agencies (each a "Rating Agency") and privately placed (in transactions which may be eligible for private resales pursuant to Rule 144A under the Securities Act of 1933 (" 1933 Act")) or sold in public offerings registered under the L933 Act. Borrower agrees to fully cooperate with

Falcon Financial LLC 1015 West Main Street - Stamford, Connecticut 06902 -Tel 2,03-967-0000 - Pax 203-967-1717

P.O. BOX Y177 - Rancho Santa Fe, California 9ZO67 . Tel '619-759-0011 - Fax 619-759-1199

Lender in connection with any Securitization or Other Disposition, including, but not limited to providing Lender with any inform ation deemed necessary to complete the Securitization or Other Disposition.

Borrower represents and warrants and covenants that:

(1) all information which has been or 15 hereafter made available to Lender by Borrower or any of its representatives in connection with the transactions contemplated hereby is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made-, and

(2) all financial projections that have been or are hereafter prepared by or on behalf of Borrower or an), of its Representatives and made available to Lender, any Rating Agency or potential investors, or their respective counsel have been or will be prepared in good faith and based upon reasonable assumptions.

Borrower agrees to supplement in writing the information and projections referred to in the two preceding paragraphs from time to time until the Completion of the Securitization or Other Disposition, so that the representations and warranties in the preceding sentence remain correct. Lender may use and rely on such information and projections in connection with the Loan and the Securitization or Other Disposition of the Loan, without independent verification thereof and notwithstanding any diligence or investigation made by or on behalf of Lender.

Lender's commitment hereunder is subject to, but shall not be limited to, the conditions set forth herein and in the Term Sheet, the execution and delivery of this Commitment Letter, and the negotiation, execution and delivery of various loan documents with respect to the Loan substantially in the form of Lender's standard loan documentation, including, but not limited to, a Secured Promissory Note, a Security Agreement, Guarantees, Mortgages, and other legal documents that may be required by Lender (collectively, the "Loan Documents"), Lender's commitment is also subject to the completion of the review and due diligence efforts that Lender shall deem necessary regarding the organization and capital structure of Borrower and Guarantor.

If at any time prior to closing, Lender learns of facts and circumstances, either pursuant to Lender's due diligence review or other-wise, that in the opinion of Lender could materially and adversely affect the Loan or the satisfactory Securitization or Other Disposition of the Loan, Lender in. its sole discretion may suggest alternative financing amounts or structures, or may decline to provide the proposed Loan, or decline to participate in the Securitization or Other Disposition. Any matters which are not addressed herein or in the Term Sheet shall be subject to the approval of Lender.

All costs and expenses (including, without limitation, the fees and expenses of counsel and other professionals retained by Lender and other out-of-pocket expenses) arising out or or in any way related to the preparation, negotiation, execution and delivery of this Commitment Letter, the Loan Documents and any transactions contemplated therein shall solely be for the account of Borrower, and Borrower agrees to pay such costs and expenses directly, or through the prompt reimbursement of Lender. Borrower further agrees to indemnify and hold harmless Lender and each of its officers,

622094.4 1/16198

directors, employees, agents and representatives (the "Representatives") (each, an "Indemnified Person") against, and to reimburse each Indemnified Person, upon its demand, for, any losses, claims, damages, liabilities or other expenses ("Losses") tp which such Indemnified Person may become subject, to the extent that such Losses arise out of or in any way relate to or result from this Commitment Letter, the Loan Documents or the transactions contemplated therein, including, without limitation, any costs or expenses incurred in connection with investigating, defending or otherwise participating in any legal proceeding relating to any of the foregoing (whether or not such Indemnified Person is a party thereto); provided, however, that the foregoing will not apply to any Losses to the extent that they are adjudged by a final decree or order of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Person. Borrower obligations under this paragraph shall remain effective whether or not definitive financing documentation is executed and notwithstanding any termination of this Commitment Letter. Neither Lender Borrower nor any other Indemnified Person ages shall be responsible or liable to any other person for consequential darnages which may be alleged arising out of or in any way related to this Commitment Leiter, the Loan Documents or the transactions contemplated therein.

By executing this Commitment Letter, Borrower acknowledges that this Commitment Letter, and the Loan Documents contemplated herein are the only agreements between you and Lender with respect to the Loan and set forth the entire understanding of the parties with rcspecL thereto. This Commitment Letter may not be changed except pursuant to a writing signed by each of the parties hereto. This letter shall be governed by, and construed in accordance with, the laws of the State of New York.

This letter is delivered to you on the understanding that prior to its acceptance by you, neither this letter nor any of its terms or substance shall be disclosed, directly or indirectly, to any other person except to your employees, agents, representatives and advisers who are directly involved in the consideration of this matter Or as disclosure may be compelled to be disclosed in a judicial or administrative proceeding or as otherwise requ red by law.

[SIGNATURE PAGE FOLLOWS]

6.12094.4

If you are in agreement with the foregoing, please sign and return to Lender die enclosed copies of this letter no later than 5:00 P.M., New York time, on March 16, 1998. This offer shall terminate at such time unless prior thereto we shall have received a signed copy of this Letter.

We look forward to working with you on this transaction.

FALCON FINANCIAL LLC

By: /s/ David Karp,

Name: David A. Karp

                                                    Chief Operating Officer

ACCEPTED AND AGREED TO;

Major Automotive Group,

By:  /s/ Bruce Bendell

Title: President

 3

EXHIBIT  A

SUMMARY OF TERMS
TERM LOAN

1. Lender:        FALCON FINANCIAL, LLC
2. Borrower:      Major Automotive Group, Inc.

3. Principal Amount: The principal amount of the Loan ("Principal Amount") will be seven million five hundred thousand dollars ($7,500,000). The Loan will be evidenced by a secured promissory note (the "Note"). This amountd is subject to adjustment in accordance with the Lender's underwriting guidelines based upon Lender's verification of the information submitted to the Lender and based upon the appraised business value of the collateral locations.

4. Term: The terms of the Notes shall be fifteen (15) years.

5. Interest Rate: Default Rate Borrower agrees to pay interest on the outstanding Principal Amount until the Loan has been paid in full in accordance with its terms. The interest rate for each loan prior to an event of default will be a fixed rate of interest (the "Interest Rate") determined by Lender at the time of closing of the Loan. Lender currently anticipates that the Notes will bear interest at a fixed per annum raze of interest equal to The sum of (a) 450 basis points and (b) the yield on the I 0-year U.S. Treasury bond rate at the time of the closing of the Loan. Lender makes no representation as to what the actual rate shall be or as to whether sources of funds or indices upon which the indicative rate is based shall be available at closing. Interest shall be computed based on a 360 day year of twelve 30 day months based on the actual number of days elapsed with respect to any partial month. Upon the occurrence and during the continuation of any event of default, the outstanding Principal Amount shall, at the Lender's option.. bear interest at a rate equal to the sum of the Interest Rate and 300 basis points.

6. Commitment Fee: In consideration of the delivery of this Commitment Letter, each Borrower will pay to Lender a commitment fee (the "Commitment Fee") in the sum of one percent (1.00%) of the principal amount of the Loan. One half of the Commitment Fee shall be due and payable upon the execution of this Commitment Letter, with the remainder due and payable at closing if and when a closing should occur. The Commitment Fee will be non-refundable; provided, however, that the Commitment Fee will be refunded to Borrower if Borrower satisfies the conditions set forth in the Commitment Letter and, notwithstanding Borrower's satisfaction of conditions.. Lender refuses to close the Loan.

7. Payments of Principal and Interest: The first payment shall be due on the date that such loan closes (the "Borrower's Funding Date Payment"), and will be paid from the loan proceeds to be disbursed at closing. Such first payment will be an amount equal to the interest payable from the date of closing through the last day of the month in which closing occurs (unless funding occurs on the first day of the month). The required monthly payment amount will consist of (i) amortization of the Principal Amount over the Amortization Period (described below), and (ii) interest on the outstanding Principal Amount. All payments after the Borrower's Funding Date Payment through the maturity date shall be made on the first day of each calendar month (each a "Payment Date") (or if such date is not a business day, the first

622094.4  1:55PNI

business day of the month), in United States dollars and in immediately available funds, at such place or places as the Lender may request.

8. Amortization : Borrower will be required to amortize the full Principal Amount over an amortization period of one hundred eighty (180) months ("Amortization Period").

9. Late Charge: In the event that Lender has not received a required monthly payment amount on any Payment Date, or any other amount when due, Borrower shall promptly pay, upon demand, a late charge in an amount equal to the product of
(a) the amount due on any such date less the amount actually received on such date multiplied by (b) 6.05.

10. Prepayment: Borrower will not be permitted to make any prepayment during five (5) years after the closing (the "Lockout Period"). After expiration of the Lockout Period, each Note or the Loan may be prepaid in full but not in part on any Payment Date. Any prepayment shall also require the payment of a Yield Maintenance Amount (as defined in the Loan Documents) generally to mean an amount equal to the excess, if any, of the value of all remaining payments, discounted to the prepayment date, over the outstanding Loan Amount using as a discount rate generally equal to the sum of: (i ) the U.S. Treasury bond rate for obligations having a maturity equal to the Remaining Average Life of the Loan; and (ii) 225 basis points. Borrower shall not be permitted to make any prepayment without the written consent of Lender if an Event of Default has occurred or is continuing.

11. Use of Proceeds: Borrower will use the proceeds of the Loan solely for lawful business or commercial purposes identified in the Borrower's application and not otherwise prohibited by the terms hereof or the Loan Documents. It is anticipated that approximately four million dollars ($4,000,000) shall be used to finance Borrower's acquisition of the 50% interest of Harold Bendell in Major Dodge, Inc. and Major Chrysler, Plymouth, Jeep, Eagle, Inc. and approximately three million dollars ($3,000,000) shall be used to acquire real estate related to the operations of such dealerships.

12. Collateral: Borrower Will grant Lender a first mortgage, deed of trust or deed to secure debt on the real property located at 46-01 Northern Boulevard and 3 420 45" Street in Long Island City, New York on which Borrower operates its business and, subject to the interest of Chrysler Credit or any replacement lender thereof with respect to its floorplan and existing cap loan financing, a first priority perfected security interest in and right of set off with respect to the Collateral (as defined in the Loan Documents) including the following property and assets, whether now owned and existing or hereafter acquired or arising: all goods (including equipment and inventory (but excluding Inventory subject to a permitted encumbrance)), general intangibles (other than the franchise agreements and licenses except as provided below), accounts, certificates of title, fixtures, money, instruments, securities, investment property, documents, chattel paper, credit balances. deposits, deposit accounts, letters of credit, bankers' acceptances, guaranties, credits, claims, chose,- in action, demands, and all present and future liens, security interests, rights, insurance, remedies, title and interest in, to and in respect of accounts and other Collateral and all other personal property, now or herafter owned, acquired., existing, arising, held, used, sold or consumed in connection with Borrower's business or property and any other property, rights and interests of Borrower which at any time relate to, arise out of or in connection with the foregoing or which shall come into the possession or custody or tinder the control of Lender or any of its agents, representatives, associates or correspondents, for any purpose, all additions and accessions thereto, substitutions therefor and replacements and improvements of or to any or all of the foregoing, all interest, income, dividends, distributions and earnings thereon or other monies or revenues derived

622094.4

therefrom. including any such property received in connection with any disposition of the franchiseI nsuring the Collateral or agreements and all moneys which rnay become payable unde any policy i * other-wise required to be maintained hereunder (including return of unearned premium) and all products and Proceeds (as defined in the Loan Documents) of the foregoing. In the event and to the extent that the franchise agreement and license now or hereafter may be pledged or Borrower now or hereafter may grant a security interest in its rights thereunder either because the terms of the franchise agreement and/or license do not restrict such pledge or grant, or the franchisor has consented to such pledge or grant or applicable law permits such pledge or grant without Borrower breaching or being in default under such franchise agreement or license, then Borrower will grant a security interest in the franchise agreements and licenses, whether now owned or hereafter acquired, and all Proceeds thereof to the extent allowed by law. In connection therewith, Borrower will execute one or more Security Agreements. In addition to the restrictions on the disposition of Collateral, Borrower will agree not to sell, assign, transfer, grant a security interest in, or otherwise encumber or dispose of any of the Collateral (including the franchise agreements and licenses) except as expressly permitted in the Loan Documents. Borrower will be permitted to sell or assign its interest in a franchise and substitute such interest with an. interest in another franchise or with sufficient cash collateral upon the consent of Under, in its sole discretion, provided that, among other things., such sale or assignment will not result in an inability by Borrower to maintain its Financial covenants and that, based upon a current Business Valuation, the ratio of (i) the outstanding loan balance at the time of substitution over (ii) the collateral for the loan, including the substituted franchise and any additional cash collateral, is not greater than .70 to 1.00.

13. Assignment. Borrower may not, in whole or in part, directly or indirectly, assign it rights and obligations hereunder or under the Loan Document without specific prior Assignment consent of Lender, and the payment to Lender of an amount equal to one percent (1.00% ' ) of the then outstanding Loan Amount and all reasonable costs and expenses incurred by Lender in connection with said assignment Notwithstanding the foregoing, the one-percent (1.00%) fee will not be charged in connection with a transfer pursuant to a merger of Borrower and Fidelity Holdings, Inc.

14. Event of Default: An event of default is defined to include (i) Borrower's failure to make any payment when due under the Loan Documents or Borrower's disclaimer of liability under or enforceability of any Loan Document; (ii) the nonrenewal or termination of any franchise agreements, real property leases and licenses to use trademarks of the franchisor, if any (the "Principal Agreements"); or (iii) Borrower's default under, failure to perform or observe any covenant or condition of or agreement in, or breach of, or making of a material inaccuracy in or omission from, any representation or warranty under or in any of the Loan Documents, the Principal Agreements, any financial or other statement delivered to Secured Party or any agreement, instrument or obligation. in connection with any Permitted 'Encumbrance, and in the case of (iii), which default, failure, breach, inaccuracy or omission continues beyond any applicable grace period provided therein.

15. Remedies. In the event of default under any of the Loan Documents, the term of the Loan may be accelerated (requiring Borrower to pay the full amount due in the event of a prepayment) and Lender will. among other things, be accorded all rights and remedies under the Loan Documents and by law (including the Uniform Commercial Code), including, without limitation, the right to take possession of and operate the Collateral and to dispose of such Collateral.

16. Closing Documents:

62'

a. At the closing Borrower must execute and deliver the Loan Documents in form and substance satisfactory to Lender and Lender's counsel, including the following:

      i. Secured Promissory Note evidencing Borrower's obligation to repay the Loan;

      ii. Security Agreement(s) granting to Lender security interests in the Collateral referred to above;

      iii. Guarantee of Fidelity Holdings, Inc. (the "Guarantor") which shall be unconditional;

iv. Mortgages, Deeds of Trust, Deeds to Secure Debt, and/or collateral assignments of lease, if any ("Mortgages"), encumbering die Collateral referred to above;

V. Subordination Agreements in connection with any indebtedness of officers, employees or affiliates of Borrower; and

      vi. Any and all other documents required by us and our counsel in connection with each loan.

b. At or prior to closing, Lender shall have received each of the following documents, in form and substance satisfactory to us and our counsel:

i, Opinions of Borrower's legal counsel in all applicable jurisdictions and conforming with Lender's standard form opinion;

ii, Organizational documents for each entity borrower and guarantor, certified by the respective Secretaries of State of the state Where organized and/or appropriate officers;

iii. Certificate of good standing for each entity borrower and guarantor issued by the respective Secretaries of State of the state where appropriate, together with evidence of payment of all corporation and/or franchise taxes in each such state".

      iv. Certified transactional resolutions and incumbency of officers and signatories, as appropriate;

V. Insurance policies satisfying Lender's requirements from providers satisfying Lender's requirements generally rated A-/V or better by Best and, among other things covering the full replacement value of all improvements, and providing for business interruption insurance and key man life insurance, naming Lender, its successors and assigns, as additional insured and/or loss payee;

vi. Flood, earthquake, or other hazard insurance policies for each location as appropriate:

vii. A valid permanent certificate of occupancy for each location, covering all improvements or satisfactory letter [Tom appropriate authority;

622094.4

Viii. Business and all other required licenses, permits, and certificates required to lawfully operate each business at the location;

ix. Complete copies of all leases (including superior leases in the case of any sublease) with respect to each location;

X. An ALTA policy of mortgage title insurance in the amount of the loan with respect to each loan secured by fee or ground lease mortgage, containing no exceptions other than those approved by Lender and our attorneys;

xi. A currently dated title survey satisfying Lender's requirements;

xii. With respect to each leased location an estoppel letter in Lender's standard form, similar estoppels maybe required of lessor's of each superior loan, if any;

xiii. With respect to each leased location a non-disturbance agreement in Lender's standard form may be required from each mortgagee and lessor; and

xiv. Any and all other documents required by Lender in connection with the Loan.

Lender's forms of Loan Documents arid required closing documents., including legal opinions and resolutions will be provided to you and your counsel following your acceptance of this letter.

17. Conditions to Acceptance : This offer is subject to the following additional conditions:

a. You must sign, date and return the enclosed copy of this letter by facsimile transmission on or before March 16, 1998.

b. You must complete, sign, date and return the authorization form attached hereto, which allows certain third parties the opportunity to conduct due diligence investigation on behalf of Lender, necessary to substantiate the financial, legal and factual premises upon which this Commitment Letter is based.

e. You must submit (i) payment of one half of the Commitment Fee as required in paragraph 6 of this letter, and (ii) payment in the amount of twenty-seven thousand five hundred dollars ($27,500) (the "Due Diligence Deposit") to be applied to the fees and expenses associated with required third-party due diligence reports and legal review and documentation. Borrower's payment of the Due Diligence Deposit in no way limits its obligations to pay Lender's costs and expenses in connection with the preparation, negotiation, execution and delivery of the Commitment Letter and the Loan Documents , the transactions contemplated thereby and the related Closing. Should a closing of the Loan not occur, then Lender shall return to Borrower the Due Diligence Deposit less the out-of-pocket costs expenses incurred by or on behalf of Lender.

18. Additional Conditions to Closing:

a. Disposition satisfactory to Lender of all outstanding liens, claims, encumbrances or rights of others affecting the Collateral.